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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. __________)*

                             Marine Petroleum Trust
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Units of Beneficial Interest
 -------------------------------------------------------------------------------
                           (Title of Class Securities)

                                    568423107
                  --------------------------------------------
                                 (CUSIP Number)


                                  July 24, 1998
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]      Rule 13d-1(b)

      [X]      Rule 13d-1(c)

      [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                       ---------------------------
CUSIP NO. 568423107                      13G                   PAGE 2 OF 4 PAGES
------------------------------                       ---------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)
        Paslay Family Limited Partnership

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
                                  286,469
        NUMBER OF          -----------------------------------------------------
         SHARES            6      SHARED VOTING POWER
      BENEFICIALLY                0
        OWNED BY           -----------------------------------------------------
          EACH             7      SOLE DISPOSITIVE POWER
        REPORTING                 286,469
         PERSON            -----------------------------------------------------
          WITH:            8      SHARED DISPOSITIVE POWER
                                  0

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      286,469

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES      [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (See Instructions)
      14.3%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
        PN

--------------------------------------------------------------------------------

Item 1.
      (a)  Name of Issuer: Marine Petroleum Trust
      (b) Address of Issuer's Principal Executive Offices: Bank of America, N.A., P.O. Box 830241, Dallas, TX 75283-0241

ITEM 2.

      (a)  Name of Person Filing: Paslay Family Limited Partnership
      (b) Address of Principal Business Office or, if none, Residence: 5806 Lindenshire Lane, Dallas, Texas 75230-2144
      (c)  Citizenship: Delaware
      (d)  Title of Class of Securities: Units of Beneficial Interest
      (e)  CUSIP Number: Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.1240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
      (a)  [ ] Broker or dealer registered under section 15 of the Act
               (15 U.S.C. 78o).
      (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act
               (15 U.S.C. 78c).
      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
      (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP

      (a)  Amount beneficially owned: 286,469.

      (b)  Percent of class: 14.3.

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote 286,469.

           (ii)  Shared power to vote or to direct the vote 0.

           (iii) Sole power to dispose or to direct the disposition of 286,469.

           (iv)  Shared power to dispose or to direct the disposition of 0.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10.   CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               May 23, 2001
                             ---------------------------------------------------
                                                   Date

                             PASLAY FAMILY LIMITED PARTNERSHIP

                             By:      DIANA AILEEN KERSEY GRANTOR TRUST
                                      MICHAEL ROBERT PASLAY GRANTOR TRUST
                                      PAMELA LOUISE KROUT GRANTOR TRUST
                                      DAVID THOREAU MARTIN GRANTOR TRUST
                                      SUZANNE ELIZABETH MARTIN HARTZELL GRANTOR
                                                TRUST
                                      TATJANA LAURINE MARTIN GRANTOR TRUST
                                      CYNTHIA JANE MARTIN EKIEN GRANTOR TRUST


                             By:      /s/ Robert H. Paslay
                             Name:    ROBERT H. PASLAY
                             Title:   Co-Trustee of the above-listed Trusts,
                                      each serving as a general partner of the
                                      Paslay Family Limited Partnership


                             By:      /s/ Patricia L. Martin
                             Name:    PATRICIA L. MARTIN
                             Title:   Co-Trustee of the above-listed Trusts,
                                      each serving as a general partner of the
                                      Paslay Family Limited Partnership


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)